Tidal Trust II N-14

Exhibit 99.11

October 15, 2026

Hilton Dividend & Yield Equity ETF and Hilton NCA Enhanced Fixed Income ETF, each a series of Tidal Trust II (each, an “Acquiring Fund”)

234 West Florida Street, Suite 700

Milwaukee, WI 53204

Ladies and Gentlemen:

We have acted as counsel to Tidal Trust II, a Delaware statutory trust with transferable shares (the “Trust”) in connection with the Trust’s Registration Statement on Form N-14 (“Registration Statement”) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by each Acquiring Fund of all of the assets of the Sound Equity Dividend Income ETF and Sound Enhanced Fixed Income ETF, respectively, each a series of Tidal Trust I (each, an “Acquired Fund”), in exchange solely for shares of the respective Acquiring Fund and the assumption by such Acquiring Fund of all the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Registration Statement (the “Plan”).

We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Third Amended and Restated Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws (“By-laws”), and other documents relating to its organization, operation, and proposed operation, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Delaware is based solely on a certificate to such effect issued by the Secretary of the State of Delaware.

Based upon the foregoing, it is our opinion that the shares of each Acquiring Fund currently being registered under the aforesaid Registration Statement, will be legally issued, fully paid and non-assessable by the Trust, or its creditors subject to compliance with the Securities Act of 1933 (the “1933 Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We express no opinion herein as to any laws other than Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware Statutory Trust Act”) and the federal laws of the United States. We call to your attention that our opinion herein is based solely upon our examination of the Delaware Statutory Trust Act as currently in effect.

This letter expresses our opinion as to the provisions of the Declaration of Trust, but does not extend to the Delaware Uniform Securities Act, or to other state securities laws.

October 15, 2026

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Core Opinion Principles issued by the Legal Opinions Committee of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation, as published in The Business Lawyer, 74 Bus. Law. 815 (2019).

This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

We consent to your filing this letter with the SEC as an exhibit to the Registration Statement, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP

RLS/JC